                                                                    EXHIBIT 10.2

                                   AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into on October 6, 1999 by and between Victor M.G. Chaltiel ("Mr. Chaltiel") and Total Renal Care Holdings, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

A. Mr. Chaltiel has tendered his resignation as an employee and as an officer of the Company and all of its subsidiaries and affiliated entities effective as of August 4, 1999 (the "Effective Date").

B. The Company and Mr. Chaltiel desire to provide for certain payments in connection with his resignation and to provide for certain other agreements between them as set forth herein.

                               A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, the parties agree as follows:

1. Confirmation of Resignation. Mr. Chaltiel hereby confirms his resignation as an employee and as an officer of the Company and all of its subsidiaries and affiliated entities effective as of the Effective Date. Mr. Chaltiel's resignation as an employee and officer of the Company shall not affect his status as a member of the Board of Directors of the Company.

2. Termination of Employment Agreement. The Company and Mr. Chaltiel acknowledge and agree that, effective as of the Effective Date, all of their respective rights and obligations under that certain Employment Agreement dated as of August 11, 1994, as amended through the date hereof, between the Company and Mr. Chaltiel (the "Employment Agreement"), shall be deemed to have terminated and to be of no further force or effect.

3. Payment by the Company; Termination of Benefits. The Company shall pay (i) separation pay by issuing a check in the amount of Seven Hundred and Sixty Six Thousand Five Hundred and Eighty Dollars and No Cents ($766,580.00) made payable to Victor M.G. Chaltiel, which check shall be delivered to Mr. Chaltiel one business day after the expiration of the recission period referred to in
Section 16(k) below at such address as he may request (the "Separation Payment"), and (ii) Mr. Chaltiel's legal fees in connection with the negotiation of this Agreement and related matters by issuing a check in the amount of Nine Thousand Dollars and No Cents ($9,000.00) made payable to "Munger, Tolles & Olson LLP" for attorneys' fees and costs (the "Attorneys' Fees Portion"), which check shall be delivered to Munger, Tolles & Olson LLP one business day after the expiration of the recission period referred to in
Section 16(k) below at 355 South Grand Avenue, Thirty Fifth Floor, Los Angeles, California 90071-1560. The Company shall report the Separation Payment on a Form 1099 for federal income tax purposes for Mr. Chaltiel and the Attorneys' Fees Portion on a Form 1099 for federal income tax purposes for Munger, Tolles & Olson. Mr. Chaltiel shall be responsible for the payment of any all federal, state and local taxes due with respect to the Separation Payment and shall indemnify and hold the Company harmless from any cost, expense or liability resulting from any failure to pay any such taxes. The Company acknowledges and agrees that the payments provided for in this Section 3 are being made pursuant to a negotiated agreement with Mr. Chaltiel and not pursuant to any provision of the Employment Agreement. Mr. Chaltiel acknowledges and agrees that, except for the payment to be made as provided in this Section 3 and the expense reimbursements to be paid as provided in Section 4 below, he has received all salary and other payments of any kind to which he was entitled through the Effective Date, including, without limitation, all accrued vacation pay and similar payments to which he was entitled as an officer or an employee of the Company. From and after the Effective Date, Mr. Chaltiel shall not be entitled to participate in any of the Company's employee benefit plans, including but not limited to its 401(k) plan and its health, disability and life insurance programs, except to the extent required by law (e.g., pursuant to COBRA) and except to the extent he is entitled to participate in any such plan by virtue of his status as a director of the Company.

4. Expense Reimbursement. Notwithstanding any other provision of this Agreement, Mr. Chaltiel may submit requests for reimbursement of business related expenses for which he may be entitled to reimbursement pursuant to
Section 4.6 of the Employment Agreement or otherwise pursuant to any Company policy (including any payments related to his private use of the Company's airplane); provided, however, that any and all such reimbursement requests must be submitted no later than October 29, 1999 in order to be considered for reimbursement.

5. Amendment of Stock Options. Pursuant to authorization of the Board of Directors of the Company, the non-qualified stock option held by Mr. Chaltiel to purchase up to 166,667 shares of common stock of the Company (the "Stock Option") is hereby amended to provide that the unvested portion of the Stock Option (covering 55,555 shares) shall be deemed fully vested as of the Effective Date. The Stock Option shall be exercisable at any time prior to August 4, 2002, and shall expire on such date to the extent not exercised prior thereto.

6. No Effect on Indemnification Agreement. This Agreement shall have no effect on, and shall not limit in any way, the obligations of the Company pursuant to the terms of that certain Indemnification Agreement dated as of October 25, 1995 by and between the Company and Mr. Chaltiel, a copy of which is attached hereto as Exhibit A (the "Indemnification Agreement").

7. Assistance and Cooperation. Mr. Chaltiel shall assist the Company and cooperate in preparing for any and all litigation, arbitration proceedings, investigations and other legal proceedings (collectively, "Legal Proceedings") relating to matters which occurred during his tenure with the Company and as to which the Company may reasonably request his assistance. Without limiting the generality of the foregoing, Mr. Chaltiel shall (i) make himself available at such times as may reasonably be requested for depositions in connection with any Legal Proceedings, (ii) make himself available to testify in any Legal Proceedings and (iii) assist the Company in preparing responses to requests for written discovery in any Legal Proceedings. Mr. Chaltiel shall be reimbursed for all of his out-of pocket expenses in providing such assistance to the Company.

8. Confidentiality.

  (a) Mr. Chaltiel shall not at any time disclose or use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing , trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply when such information is lawfully obtainable from other sources and the information is not unique to the Company or is generally known to the industry or the public other than as a result of Mr. Chaltiel's breach of this Section 8(a). Mr. Chaltiel shall not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. Notwithstanding the foregoing, Mr. Chaltiel shall not be prohibited from complying with any applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which he is subject).

  (b) The Company shall give Mr. Chaltiel written notice of an event or circumstances constituting a breach of Section 8(a) and thirty (30) days from the date of such notice to cure such event or circumstances, if curable.

  (c) Mr. Chaltiel acknowledges and agrees that the Company's remedies at law for a breach of any of the provisions of Section 8(a) would be inadequate and, in recognition of this fact, Mr. Chaltiel agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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9. Release by Mr. Chaltiel. As a material inducement to the Company to enter into this Agreement, Mr. Chaltiel hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company's past, present and future owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries and affiliates (and all past, present and future owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the "Company Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any charges, complaints, claims, liabilities, obligations, controversies and expenses arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any obligation for compensation, lost wages, lost benefits, accrued vacation pay, or any other expectation of remuneration or benefit on the part of Mr. Chaltiel, including but not limited to, any defamation, intentional or negligent infliction of emotional distress, or any other tort, or any legal restrictions on the Company's right to terminate employees, or any federal state or other governmental statute, regulation, or ordinance (including, without limitation: (i) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (ii) 42 U.S.C. (P) 1981 (discrimination); (iii) 29 U.S.C. (P) 206(d)(1) (equal pay);
(iv) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (v) the California Workers' Compensation Act; (vi) the California Labor Code; (vii) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (viii) Executive Order 11141 (age discrimination); (ix) (P) 503 and (P) 504 of the Rehabilitation Act of 1973 (disability discrimination); (x) the Employee Retirement Income Security Act (employee benefits); (xi) the Fair Labor Standards Act; (xii) the Americans with Disabilities Act (discrimination against individuals with a disability);
(xiii) the Age Discrimination in Employment Act (age discrimination), and (xiv) the Civil Rights Act of 1991), which Mr. Chaltiel now has, owns or holds, or claims to have, own or hold, or which Mr. Chaltiel at any time heretofore had, owned, or held, or claimed to have, own or hold, against the Company or any other Company Releasee; provided, however, that the foregoing shall not release the Company or any other Company Releasee from any (1) obligations under this Agreement (including the obligation to make the payments provided for herein and to reimburse Mr. Chaltiel for business expenses as provided in Section 4) or under the Indemnification Agreement, (2) claims arising after October 6, 1999 or (3) charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses arising out of any conduct by the Company or such other Company Releasee which was knowingly fraudulent or deliberately dishonest (provided, however, that under no circumstances may Mr. Chaltiel pursue any claim which would be released in this Section 9 absent this proviso on the basis that an action taken by any member of the Board of Directors of the Company on or after the Effective Date and on or prior to October 6, 1999 was knowingly fraudulent or deliberately dishonest). Mr. Chaltiel agrees that as of October 6, 1999, he does not know, claim, suspect or have any evidence whatsoever of facts which would give rise to the assertion that the Company or any Company Releasee has engaged in any knowingly fraudulent or deliberately dishonest conduct.

10. Release by the Company. As a material inducement to Mr. Chaltiel to enter into this Agreement, the Company, on its own behalf and on behalf of the subsidiaries and affiliated entities which it controls, hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. Chaltiel, his personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees (collectively, the "Chaltiel Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any charges, complaints, claims, liabilities, obligations, controversies and expenses arising out of alleged violations of any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, which the Company or any of such subsidiaries or affiliated entities now has, owns or holds, or claims to have, own or hold, or which the Company or any of such subsidiaries or affiliated entities at any time heretofore had, owned, or held, or claimed to have, own or hold, against Mr. Chaltiel or any other Chaltiel Releasee relating to the performance of

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

Mr. Chaltiel's duties as an officer, director or employee of the Company or any of its divisions, subsidiaries or affiliates; provided, however, that the foregoing shall not release Mr. Chaltiel or any Chaltiel Releasee from any (1) obligations under this Agreement or under the Indemnification Agreement, (2) claims arising after October 6, 1999 or (3) charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses arising out of any conduct by Mr. Chaltiel which was knowingly fraudulent or deliberately dishonest. The Company agrees that as of October 6, 1999, neither it nor any Company Releasee knows, claims, suspects or has any evidence whatsoever of facts which would give rise to the assertion that Mr. Chaltiel has engaged in any knowingly fraudulent or deliberately dishonest conduct.

11. Knowing and Voluntary Waiver. The parties expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California with respect to the releases provided herein, and do so understanding and acknowledging the significance of such specific waiver of
Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing the releases provided herein, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation other than the express limitations set forth herein, all claims which either party does not know or suspect to exist in such party's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claims. The parties acknowledge and agree that the foregoing waiver of the provisions of Section 1542 has been expressly bargained for by each of the parties in the negotiation of this Agreement.

12. No Claims; Covenant Not to Sue. Mr. Chaltiel represents and covenants that
(i) he has not filed any complaints, charges or lawsuits, nor commenced any arbitration or similar proceedings, against the Company or any other Company Releasee in connection with any claim or potential claim released hereunder, including any claims under the Employment Agreement, and (ii) he will not do so at any time hereafter; provided, however, that this Section 12 shall not limit Mr. Chaltiel from commencing appropriate proceedings for the purpose of enforcing any claims not released hereunder. The Company represents and covenants that (i) neither it nor any subsidiary or other affiliated entity which it controls has filed any complaints, charges or lawsuits nor commenced any arbitration or similar proceedings against Mr. Chaltiel or any other Chaltiel Releasee in connection with any claim or potential claim released hereunder, including any claims under the Employment Agreement, and (ii) neither it nor any such subsidiary or affiliated entity will do so at any time hereafter; provided, however, that this Section 12 shall not limit the Company from commencing appropriate proceedings for the purpose of enforcing any claims not released hereunder.

13. Non-Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company that it or any subsidiary or affiliated entity has acted wrongfully with respect to Mr. Chaltiel or that Mr. Chaltiel has any rights whatsoever against the Company or any other Company Releasee, and the Company specifically disclaims any liability to or wrongful acts against Mr. Chaltiel. This Agreement shall not in any way be construed as an admission by Mr. Chaltiel that he has acted wrongfully with respect to the Company, or that the Company or any subsidiary or affiliated entity has any rights whatsoever against Mr. Chaltiel or any other Chaltiel Releasee, and Mr. Chaltiel specifically disclaims any liability to or wrongful acts against the Company.

14. Non-Disparagement. From and after the date hereof, the Company shall not make, and shall not permit any subsidiary or affiliated entity which it controls to make, any untrue, defamatory or disparaging statements concerning Mr. Chaltiel, and Mr. Chaltiel shall not make any untrue, defamatory or disparaging statements concerning the Company or any other Company Releasee. The foregoing notwithstanding, under no

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

circumstances shall testimony given under oath in any lawsuit, deposition or other legal proceeding be held to constitute disparagement of any person or entity in violation of this Section 14.

15. No Confidentiality. Mr. Chaltiel acknowledges that the Company intends to file a copy of this Agreement as an exhibit to a future filing with the Securities and Exchange Commission. Consequently, Mr. Chaltiel acknowledges and agrees that the contents of this Agreement will be made publicly available and confirms that he has no expectation of confidentiality with respect to the terms hereof.

16. Miscellaneous.

  (a) Return of Company Property. Mr. Chaltiel hereby confirms that he has delivered and returned to the Company any and all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates; provided, however, that Mr. Chaltiel may retain personal notes, notebooks, diaries, Rolodexes and addresses and phone numbers; and provided further, that, so long as Mr. Chaltiel remains a member of the Board of Directors of the Company, Mr. Chaltiel may retain such Company property and related materials as are necessary for him to perform his duties as a director of the Company or as have been or may be provided to him specifically in his capacity as a director of the Company.

  (b) Arbitration of Disputes. All controversies, claims, disputes and matters in question arising out of, or relating to, this Agreement or the breach hereof (but not including controversies, claims, disputes and matters in question arising out of, or relating to, the Indemnification Agreement or the breach thereof), shall be decided by binding arbitration conducted in Los Angeles, California under the applicable rules of the American Arbitration Association (the "AAA") or its successor in effect at the time a demand for arbitration is made. The arbitration will be conducted by a single arbitrator chosen from the AAA's Commercial, Large Complex Cases panel pursuant to the rules of the AAA then in effect. The decision of the arbitrator shall be conclusive, final, and binding on the parties hereto and on their respective heirs, legal representatives, successors, and assigns. The arbitrator shall have no power to award punitive, exemplary or similar damages to any party.

  (c) Notices. Any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon confirmation of transmission, if sent by telecopy, (ii) upon actual delivery, if delivered by personal delivery, and (iii) three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, if sent by mail. All notices shall be sent or delivered to the following addresses or facsimile numbers (or such other address(es) or facsimile number(s) as a party may designate by like notice):

         If to the Company:   Total Renal Care Holdings, Inc.
                              21250 Hawthorne Boulevard, Suite 800
                              Torrance, California 90503
                              Attention: General Counsel
                              Facsimile No.: (310) 792-0044

         If to Mr. Chaltiel:  Victor M.G. Chaltiel
                              The Estates at Spanish Trail
                              13 Vintage Court
                              Las Vegas, NV 89113
                              Facsimile No.: (702) 247-6454

  (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and, in the case of the Company, its successors and assigns, and, in the case of Mr. Chaltiel, his personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. The parties hereto acknowledge that the Company shall have the right to assign, with absolute discretion, any or all of its rights and obligations under this Agreement to any of its affiliates, successors and assigns. This Agreement shall be deemed to be personal to Mr. Chaltiel and shall not be assignable by Mr. Chaltiel.

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

  (e) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California (without regard to choice of law principles).

  (f) Amendment; Waiver. This Agreement may be amended only by an instrument in writing executed by the parties hereto. No waiver, express or implied, of any breach of any covenant, agreement or duty shall be held or construed as a waiver of any other breach of the same or any other covenant, agreement or duty.

  (g) Entire Agreement. This Agreement and the Indemnification Agreement constitute the entire agreement of the parties hereto and fully supersede and replace any and all prior agreements (including the Employment Agreement) and understandings, whether oral or written, express or implied, between the parties pertaining to the subject matter of this Agreement.

  (h) Captions. The captions of the several sections and paragraphs of this Agreement are used for convenience only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

  (i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and both of which together shall constitute one and the same Agreement.

  (j) Negotiation. Mr. Chaltiel acknowledges that (i) he has had an opportunity to negotiate the terms of this Agreement and to receive advice of counsel with regard thereto, (ii) he has carefully read and considered this Agreement, (iii) he fully understands the extent and impact of the provisions of this Agreement, and (iv) he has executed this Agreement voluntarily and without coercion, undue influence, threats, or intimidation of any kind or type whatsoever.

  (k) Time Periods. Mr. Chaltiel understands that he has the right to be given twenty-one (21) days to consider whether or not to execute this Agreement and that, if he chooses to execute this Agreement before that time period expires, he will be deemed to have voluntarily waived and forfeited such right. Mr. Chaltiel also understands that he has up to seven
  (7) days after executing this Agreement to rescind this Agreement by notifying the Company of such recission in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TOTAL RENAL CARE HOLDINGS, INC.

           /s/ Maris Andersons                       /s/ Victor M.G. Chaltiel
 By: ______________________________________  __________________________________________
              Maris Andersons                           Victor M.G. Chaltiel
                  Director

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